DATED   1st December 1999

                                           4FRONT GROUP UK LIMITED
                                           - and -
                                           4FRONT GROUP PLC -
                                           - and -
                                           BLAKEDEW 181 LIMITED

                                           SHARE SALE AND PURCHASE AGREEMENT

                                           relating to the entire issued share
                                           capital of Hammer Distribution
                                           Limited and V2 Electronics Limited

                                           ENGROSSMENT

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Index to Clauses

1         Interpretation

2         Agreement for Sale of the Sale Shares
3         Purchase Consideration
4         Completion
5         Warranties and Undertakings by the Vendor
6         Restrictive Covenants
7.        General
8         Law and Jurisdiction
9         Notices
10        Guarantee

Schedules

1          The Companies
2          Warranties
3          Short Particulars of the Properties
4          Vendor Protection Provisions

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THIS AGREEMENT is made on 1st December 1999

BETWEEN

(1)  "The Vendor"         4FRONT GROUP UK LIMITED (registered number 3504724)
                          whose registered office is at 4 Colonial Business
                          Park, Colonial Way, Watford, Hertfordshire, WD2 4PR;
(2)  "The Guarantor"      4FRONT GROUP PLC (registered number 2278419) whose
                          registered office is also at 4 Colonial Business Park;
(3)  "The Purchaser"      BLAKEDEW 181 Limited (registered number 3829646) whose
                          registered office is at New Court, 1 Barnes Wallis
                          Road, Segensworth East, Fareham, Hampshire PO15 5UA.


IT IS AGREED as follows:

1.   INTERPRETATION

In this Agreement, including its Schedules, unless the context otherwise requires, the following words and expressions have the following meanings:

1.1  Definitions

     "Additional
      Consideration"      the amount (if any) payable to the Vendor pursuant
                          to clause 3.2(a)(ii);


     "Agreed form"        in relation to any document such document in the
                          form agreed between the parties on or prior to the date of this Agreement and initialled for the purpose of identification by the parties;

     "CA"                 Companies Act 1985 (as amended by the Companies
                          Act 1989);

     "CAA"                Capital Allowances Act 1990;

     "Companies Acts"     CA and the former Companies Acts (within the meaning
                          of CA s 735(1));

     "Companies"          Hammer and V2 and the expression "Company" shall mean
                          either of them;

     "Completion"         completion of the sale and purchase of the Sale Shares
                          in accordance with clause 4;

     "Completion Date"    the date of this Agreement;


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     "Consideration"      the total consideration for the Sale Shares being the
                          sum specified in clause 3.1;

     "Deed of Tax         the deed in respect of Taxation in
      Covenant"           the Agreed Form;

     "Disclosure Letter"  the disclosure letter of the same date as this
                          Agreement from the Vendor to the Purchaser;

     "Environmental Laws" in relation to Environmental Matters all or any relevant statutes, rules, regulations, statutory instruments, treaties, directives, directions, by-laws, codes of practice, circulars, guidance, notes, orders, notices, demands, injunctions, statute law or common law, statutory or common law, duty of care of any governmental authority or agency or any regulatory or other body in any jurisdictions or the European Community;

     "Environmental       any of the following:
      Matters"
                          (a)  any discharge, release, entry or introduction
                               whether direct or indirect into the environment;

                          (b) any deposit, disposal, keeping, treatment of any waste or Relevant Substance or any importation, exportation, transportation, handling, processing, manufacture, collection, sorting or presence of any Relevant Substance;

                          (c) any discharge, release or entry into water, including (without limitation) into any river, water course, lake, loch or pond (whether natural or artificial or above or below ground) or reservoir, the surface of the river bed or of other land supporting such waters, ground waters (as defined in s 1(12) Environmental Protection Act 1990), sewer or the sea;

                          (d) nuisance, noise, defective premises, health and safety at work, industrial illness, industrial injury due to environmental health problems, the conservation, preservation or protection of the natural or built environment or of man or any


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                               living organisms supported by the environment or
                               any other matter whatsoever affecting the environment or any part of it;
                          and so that "environment", "release" and "waste" have the respective meanings ascribed thereto by the Environmental Protection Act 1990 or under the relevant environmental legislation applicable to the appropriate jurisdiction in which either the Relevant Property is situated or the business of the relevant Group Company is conducted or carried on;

     "FA"                 Finance Act;

     "Group"              the group of companies consisting of Hammer and V2.
                          The expression "member of the Group" or "Group Company" means either of them;

     "Hammer" Hammer Distribution Limited (Registered Number 2640532) whose registered office is at 4 Colonial Business Park, Colonial Way, Watford, Hertfordshire, WD2 4PR;

     "ICTA"               Income and Corporation Taxes Act 1988;

     "Intellectual        includes any patent, patent application, know-how,
     Property Rights"     trade mark, trade mark application, trade name,
                          registered design, copyright, trade secret and other confidential information, design rights, topography rights, service mark, service mark application, business name, moral rights, registrations of and applications to register any of the aforesaid items, rights in the nature of any of the aforesaid items in any country;

     "Last Accounts"      the audited financial statements of each
                          member of the Group for the accounting reference period which ended on the Last Accounts Date (each such financial statement comprising a balance sheet, profit and loss account, cash flow statement, notes and directors' and auditors' report) copies of which are annexed to the Disclosure Letter;

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     "Last Accounts Date" 31st January 1999 (being the date to which the Last
                          Accounts have been prepared);


     "Press Announcement" means the press announcement in the Agreed Form relating to the sale and purchase hereunder


     "Properties"         the leasehold properties of the Group shortly
                          described in Schedule 3;


     "Purchaser's         Messrs. Blake Lapthorn of 21 Cumberland Place,
     Solicitors"          Southampton, Hampshire SO15 2BB;

     "Relevant Property"  the Properties and any other freehold or leasehold property now or previously owned, leased, licensed or otherwise occupied by the Group;

     "Relevant Substances"any hazardous, dangerous, toxic, poisonous, radioactive, offensive, harmful, flammable, explosive, infectious or polluting substance, including (without limitation) any substance or waste included under referred to in or regulated by any Environmental Laws relating to matters within the scope of the definition of Environmental Matters, or anything made using those substances or any substance the presence of which in or under land has caused significant harm or creates a significant possibility of such harm being caused or which pollutes or is likely to pollute the environment;

     "Restricted          the distribution of mass storage devices, and computer
      Business"           peripheral products;

     "Sale Shares"        in respect of Hammer, the 11,875 ordinary shares
                          of L1.00 each in the capital of Hammer fully paid or credited as fully paid comprising the whole of its issued share capital and, in respect of V2, the 2 ordinary shares ofL1.00 each in the capital of V2 fully paid or credited as fully paid comprising the whole of its issued share capital;

     "Substantial         means the entry into of any contract and/or scheme
      Disposal"           and/or arrangement, or any series of contracts and/or
                          schemes and/or arrangements, whereby:

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                          (a)  a Substantial Interest in the Purchaser or any
                               holding company of the Purchaser is or is to be or may be acquired by any person or associated persons; and/or

                          (b) a Substantial Interest in the Company is or is to be or may be acquired by any person or associated persons; and/or

                          (c) a Substantial Part of the Undertaking of the Company is or is to be or may be acquired by any person or associated persons;

     "Substantial         means in relation to a Substantial Disposal the
      Disposal            aggregate from time to time of the values of all of
      Consideration"      the items referred to in paragraphs (a) and (b) below
                          but excluding VAT charged on a Substantial Disposal falling within paragraph (c) of the definition of Substantial Disposal:

                          (a) the value of the consideration received by or on behalf of the person or persons making the Substantial Disposal (including, where such person(s) is or includes a company, the consideration received by or on behalf of any member or members of that company) in respect of the Substantial Disposal as part of or connected with the contract, scheme or arrangement effecting the Substantial Disposal (whether in cash, by the assumption or settlement of liabilities or otherwise whatsoever); and

                          (b) the value of any cash, property, assets, rights and/or other benefits received by or on behalf of

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                               any person or persons (other than the persons or
                               associated persons to whom the Substantial
                               Disposal is made) as part of or connected with the contract, scheme or arrangement effecting the Substantial Disposal including (without limitation and where applicable) any dividends and distributions paid or distributed immediately prior to or in contemplation of the Substantial Disposal and any sums paid or agreed to be paid in respect of any redemption or repurchase of shares by the Company in which a Substantial Interest was acquired so as to constitute a Substantial Disposal falling with paragraphs (a) or (b) of the definition of Substantial Disposal immediately prior to or in contemplation of that Substantial Disposal;

                               PROVIDED THAT any value to be determined pursuant to paragraphs (a) and (b) above shall be determined as at the date upon which it is received;

     "Substantial         means the beneficial interest in more than 51 per cent
      Interest"           of the equity share capital of a company or the right
                          to exercise in excess of 51 per cent of the votes ordinarily capable of being cast on a poll at a general meeting of a company or the right to appoint or remove a majority of the board of directors of a company.

     "Substantial         means any part of the undertaking or assets of the
      Part of the         Company whose turnover in the 12 month period
      Undertaking"        completed immediately prior to the Substantial
                          Disposal comprised more than 51 per cent of the total turnover of the Company in that 12 month period.

     "Taxation"           includes all forms of taxes, charges, imposts, duties,

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                          and levies, of whatsoever kind payable in respect of
                          income, profits, distributions, gains and receipts of all kinds or otherwise at the instance of the Inland Revenue, Customs and Excise, Department of Health and Social Security, fiscal, Governmental or local Authorities or any other competent taxing authority of the United Kingdom or elsewhere and all penalties, charges and interest relating to any Tax Assessment, including (without limitation) income tax, corporation tax, advance corporation tax, capital gains tax, value added tax, withholding tax, petroleum revenue tax, customs and other import duties, stamp duty, stamp duty reserve tax, inheritance tax, payments to be made by any Group Company under the Pay As You Earn system and national insurance contributions regardless of whether such tax is directly or primarily chargeable against or attributable to any Group Company or any other person firm or company and references to:-

                          (a) income or profits or gains earned, accrued, or received on or before a particular date or in respect of a particular period shall include income or profits or gains which have been deemed to have been earned, accrued or received at or before that date or in respect of that period;

                          (b) any payment or distribution made on or before a particular date shall include:-

                               (i)  any payment or distribution which on or
                                    before that date has fallen due to be made;
                                    and

                               (ii) any act or transaction which has occurred on
                                    or before that date and is or has been
                                    deemed to be a payment or distribution for the purposes of any Tax Assessment; and

                          (c) any dividend shall include anything which has been deemed to be a dividend or distribution to shareholders or others for the purposes of any Tax


                                       7
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                              Assessment;

      "Taxation Statute"  any statute, enactment, law, regulation or arrangement wheresoever enacted or issued, coming into force or entered into providing for or imposing any Taxation;

     "TCGA"               Taxation of Chargeable Gains Act 1992;

     "TMA"                Taxes Management Act 1970;

     "VATA"               Value Added Tax Act 1994;

     "Vendor Group"       means the Vendor, and any subsidiary or holding
                          company from time to time of the Vendor or a subsidiary from time to time of any such holding company other than in each case the Group Companies or either of them;

     "Vendor's Directors" means Terence William Burt and Kenneth Jack Newell;

     "Vendor's Solicitors"Messrs Nicholson Graham & Jones of 110 Cannon Street,
                          London, EC4N 6AR;

     "V2" V2 Electronics Limited (registered number 03295088) whose registered office is at 4 Colonial Business Park, Colonial Way, Watford, Hertfordshire, WD2 4PR;

     "Warranties"         the warranties, representations and undertakings of
                          the Vendor set out in clause 5 and Schedule 2.

1.2 All references to a statutory provision shall be construed as including references to:

        1.2.1 any statutory modification, consolidation or re-enactment (whether before or after the date of this Agreement) for the time being in force;

        1.2.2 all statutory instruments or orders made pursuant to a statutory provision;

        1.2.3 any statutory provisions of which a statutory provision is a consolidation, re-enactment or modification.

1.3 A reference to an SSAP is a reference to a Statement of Standard Accounting Practice and a reference to an FRS is a reference to a Financial Reporting Standard both established by the Accounting Standards Board in England and Wales.

1.4 Words denoting the singular include the plural and vice versa; words denoting any one gender include all genders; words denoting persons include firms and corporations and vice versa.

1.5     Unless otherwise stated, a reference to a clause or sub-clause or a
        Schedule is a reference to a clause or a sub-clause of or a Schedule to this Agreement and a reference to a paragraph is a reference to a paragraph of a Schedule.

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1.6     The words "subsidiary" and "holding company" shall have the same meanings in this Agreement as their respective definitions in CA.

1.7 A person shall be deemed to be connected with another if that person is connected with another within the meaning of s 839 ICTA.

1.8 Headings in this Agreement and in the Schedules are inserted for ease of reference only and do not affect the construction of this Agreement.

2.      AGREEMENT FOR SALE OF THE SALE SHARES

2.1 Subject to the terms and conditions of this Agreement, the Vendor shall sell and the Purchaser in reliance upon the representations, Warranties and undertakings set out in this Agreement and the Deed of Tax Covenant shall purchase the Sale Shares.

2.2 The Vendor shall sell the Sale Shares free from all liens, claims, charges, equities and encumbrances and with full title guarantee and so that the provisions of ss 6(1) and 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply to the Purchaser.

2.3 Title to and beneficial ownership of the Sale Shares shall pass to the Purchaser on Completion and the Sale Shares shall be sold and purchased together with all rights and benefits attaching to them at the date of this Agreement (including the right to receive all dividends, distributions or any return of capital declared made or paid by the Company on or after the date of this Agreement).

2.4 The Vendor hereby waives and agrees to procure the waiver of any pre-emption rights and any other restrictions on transfer which may exist in relation to any of the Sale Shares whether conferred by the Articles of Association of the Company or otherwise.

2.5 The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.      PURCHASE CONSIDERATION

3.1 The consideration shall be the sum of L5,192,500.00 which shall be paid or satisfied as follows:-

        3.1.1 by payment of the sum of L4,650,000 on Completion by telegraphic transfer to the Vendor's Solicitors (whose receipt shall be a sufficient discharge therefor); and

        3.1.2 by payment of the sum of L542,500 to the Vendor in the following instalments on the following dates:-
                     31st May 2000                          L90,333
                     30th June 2000                         L90,333
                     31st July 2000                         L90,333
                     31st August 2000                       L90,333
                     30th September 2000                    L90,333

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                     31st October 2000                      L90,835


3.2     a)     If during the period ending six months after the Completion Date a Substantial Disposal occurs (whether or not completion of such Substantial Disposal occurs during such period of 6 months) the Purchaser shall:-

        (i) forthwith upon a Substantial Disposal occurring and on completion of such Substantial Disposal and (if applicable) upon the date upon which any contingent Substantial Disposal Consideration is payable notify the Vendor in writing of the terms of the same including, without limitation, a calculation of the amount of the Additional Consideration payable (insofar as the same is ascertainable) or if none is payable a statement thereof; and

        (ii) pay to the Vendor an amount equal to one half of the amount by which the Substantial Disposal Consideration exceeds L5,192,500 in accordance with the provisions of clause 3.2(b) or (c) as applicable.

(b) If the Substantial Disposal Consideration is payable in full on completion of the Substantial Disposal the Additional Consideration shall be paid by the Purchaser to the Vendor in cash immediately following such completion.

(c) If any part of the Substantial Disposal Consideration is contingent the Purchaser shall pay to the Vendor in cash immediately following completion of the Substantial Disposal such amount of the Additional Consideration as is then ascertainable and the balance of any Additional Consideration shall become due and payable in cash immediately following the payment of the contingent Substantial Disposal Consideration (if any).

(d)     If either:-

        (i) the Purchaser notifies the Vendor pursuant to clause 3.2(a)(i) that no Additional Consideration is payable; or

        (ii) the Substantial Disposal Consideration or any part of it is not payable in cash;

        the Purchaser shall, upon completion of the Substantial Disposal furnish the Vendor with written evidence of the basis of determination of the value of the Substantial Disposal consideration and the Vendor shall be entitled, at any time within 6 months of receipt of such written evidence to request from the Purchaser such other documents and information as the Vendor may reasonably require in relation to such determination.

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(e)     If the Vendor, within 6 months of any date when any part of the
        Substantial Disposal Consideration falls to be determined disputes the amount of the Additional Consideration or part thereof or the absence of any Additional Consideration payable the parties shall use reasonable endeavours to agree the matter the subject of the dispute and, in default of agreement shall, on the application of either party, refer the matter in dispute to a chartered accountant agreed between them or in default of agreement appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales. Any such accountant shall act as expert and not as arbitrator and his decision shall in the absence of fraud or manifest error be final and binding. The costs of such accountant shall be borne as he shall direct.

3.3 Any payment pursuant to this clause 3 which is not made on its due date shall bear interest at 3% above the base rate of the Governor and Company of the Bank of Scotland from time to time from such due date to the date of actual payment (both dates inclusive) as well after as before judgment.

3.4 The deferred consideration of L542,500 referred to in clause 3.1.2 above shall not be subject to any right of set off or counterclaim by the Purchaser in respect of any claim made by the Purchaser pursuant to the Warranties and or the Deed of Tax Covenant unless and until such claim shall have either been agreed in writing by the Vendor and the Purchaser or determined by a judgment of the Supreme Court of England and Wales and that judgment includes an express provision permitting set off.

4.      COMPLETION

4.1 Completion shall take place at the offices of the Purchaser's Solicitors on the Completion Date when, subject to clause 4.6, all the transactions mentioned in the following provisions of this clause 4 shall take place.

4.2     The Vendor shall deliver to the Purchaser:

        4.2.1 duly completed and signed transfers in favour of the Purchaser or as it may direct in respect of all of the Sale Shares together with the relative share certificates in the name of the Vendor or, in respect of any of the Sale Shares which are not registered in the name of the Vendor, executed Stock Transfer forms in respect of such shares in favour of the Purchaser, together with the relative share certificates in the names of the relevant transferors;

        4.2.2  the Deed of Tax Covenant duly executed by the Vendor;

        4.2.3 the resignations of the Vendor's Directors and the secretary (Michelle Jay Palmer) from their respective offices in each member of the Group, with a written acknowledgement under seal from each of them in such form as the Purchaser

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               requires that he has no claim against any member of the Group in respect of breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever;

        4.2.4 the written resignation of the existing auditors of each member of the Group to take effect on the Completion Date confirming that they have no outstanding claims of any kind against any member of the Group and containing a statement complying with CA s394;

        4.2.5 such waivers or consents as the Purchaser may require to enable the Purchaser or its nominees to be registered as holders of any of the Sale Shares in the Agreed Form;

        4.2.6 an unconditional deed of release from each member of the Group's bankers evidencing the release and discharge of all guarantees and charges granted by each member of the Group together with a release from the Vendor Group's bankers in respect of any security granted by the Vendor Group over the Sale Shares;

        4.2.7 certified copies of any powers of attorney under which any of the documents referred to in this clause 4.2 is executed or evidence satisfactory to the Purchaser of the authority of any person signing on its behalf;

        4.2.8 irrevocable powers of attorney (in the Agreed Form) executed by the Vendor in favour of the Purchaser, or its nominees, enabling the Purchaser or its nominees, pending registration of the transfers of the Sale Shares to exercise all voting and other rights attaching to the Sale Shares and to appoint proxies for such purpose;

        4.2.9 the statutory books of each member of the Group complete and up to date and their certificates of incorporation, cheque books, common seals (if any) and any unused share certificate forms;

        4.2.10 the title deeds relating to each of the Properties;

        4.2.11 written confirmation from the Vendor for itself and on behalf of the Vendor Group that there are no subsisting guarantees given by any member of the Group in their favour and that after compliance with clause 4.3 the Vendor and any member of the Vendor Group will not be indebted to any member of the Group or vice versa.

4.3     Forthwith upon Completion

        4.3.1 the Vendor shall repay and shall procure that any member of the Vendor Group shall repay all monies then owing by it to any member of the Group whether due for payment or not; and

        4.3.2 the Purchaser shall procure that each member of the Group shall repay to the

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               Vendor and/or any other member of the Vendor's Group all monies owing to such persons and to the extent that either or both of the Group Companies does not have sufficient funds available to make any such repayment the Purchaser shall make available such funds to such Group Company for such purpose.

4.4     Board meetings of each member of the Group shall be held at which:

        4.4.1 such persons as the Purchaser may nominate shall be appointed additional directors;

        4.4.2 the transfers referred to in clause 4.2.1 (as the case may be) shall be approved (subject to stamping);

        4.4.3 the resignations referred to in clauses 4.2.3 and 4.2.4 shall be submitted and accepted;

        4.4.4  Messrs Grant Thornton shall be appointed auditors of the Company;

        4.4.5 the registered office shall be changed as directed by the Purchaser.

               The Vendor shall hand to the Purchaser duly certified copies of such Board Resolutions.

4.5     Upon Completion the Purchaser shall:

        4.5.1 provide a CHAPS payment for the sum of L4,650,000 to the Vendor's Solicitors who are authorised to receive the same on behalf of the Vendor and whose receipt shall be an absolute discharge therefor to the Purchaser and the Purchaser shall not be concerned to see to the distribution of the monies thereby represented;

        4.5.2  execute the Deed of Tax Covenant

4.6 The Purchaser may in its absolute discretion waive any requirement contained in clauses 4.2, 4.3(1) and 4.4 and the Vendor may in its absolute discretion waive any requirement contained in clauses 4.3(2) and 4.5.2.

4.7 Immediately following Completion the parties will procure that the Press Announcement is released.

5.      WARRANTIES AND UNDERTAKINGS BY THE VENDOR

5.1 The Vendor hereby represents, and warrants to and with the Purchaser that each of the statements in Schedule 2 are true complete and accurate in all respects and so that all references in Schedule 2 to the Company shall unless the context otherwise requires be construed as references to each Group Company.

5.2 The Warranties are given subject to matters fairly and properly disclosed in the Disclosure Letter.

5.3 The Vendor undertakes in relation to any Warranty which is expressed to be made "to the best of the Vendor's knowledge and belief" or "so far as the Vendor is aware" or is qualified in some other manner having substantially the same effect, that it has made

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

        reasonable enquiry into the subject matter of the Warranty prior to the date hereof in respect of Warranties relating to Taxation of Morgan Brown & Spofforth, of Graham Bennell in respect of the warranty in paragraph 9.8 of Schedule 2 and of the Vendor Directors in respect of all Warranties.

5.4 Each of the Warranties is without prejudice to any other Warranty and, except where expressly stated otherwise, no clause contained in this Agreement shall govern or limit the extent or application of any other clause.

5.5 The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by Completion, or failing to exercise or delaying the exercise of any right or remedy or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release, and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

5.6 The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance inter-alia upon the Warranties..

5.7 None of the information supplied by the Company and/or its directors or employees or its professional advisers prior to the date hereof to any of the Vendor or its agents, representatives or advisers in connection with the Warranties, the Tax Deed and the contents of the Disclosure Letter, or otherwise in relation to the business or affairs of the Company shall be deemed a representation, warranty or guarantee of its accuracy by the Company and/or any of its directors or employees to the Vendor, and the Vendor waives any claims against the Company and/or any of its directors or employees which it might otherwise have in respect of it except to the extent that the same arises as a result of the fraud of any such person.

5.8 Save in respect of a Claim referred to in Clause 5.10 the Purchaser shall not be entitled to bring a claim against the Vendor in respect of any claim pursuant to the Warranties to the extent that the relevant facts or matters giving rise to the claim were within the actual knowledge of the Purchaser or Steven Easterbrook or Paul Sangster on or prior to today's date and were actually known by the Purchaser or Steven Easterbrook or Paul Sangster on or prior to today's date to constitute a breach of the Warranties on or prior to the date hereof. For the avoidance of doubt the burden of proof as to whether such fact or matter giving rise to a claim pursuant to the Warranties was within the actual knowledge of the Purchaser and/or Steven Easterbrook and/or Paul Sangster shall be for the Vendor to prove.

5.9 The Purchaser warrants to the Vendor that neither it nor Steven John Easterbrook nor Paul Sangster has actual knowledge of any circumstances that would or may entitle it to make a claim under the Warranties and/or the Deed of Tax Covenant.

5.10 If the Purchaser notifies to the Vendor a Claim in accordance with the Deed of Tax Covenant or in accordance with this Agreement for breach of the Warranties relation to a Taxation liability arising in respect of unpaid corporation tax by either Group Company in respect of the accounting periods ended 31 January 1997, 31 January 1998 and/or 31 January 1999 arising from treatment of management charges and/or group relief claims and the matter has not been resolved with the Inland Revenue before 30 September 2000, the following provisions shall apply notwithstanding Clause 3.4:-

5.10.1 as security for payment of such liabilities the Purchaser may instead of paying the full amount of the Deferred Consideration to the Vendor due on 30 September 2000 and 30 October 2000 deduct therefrom the lesser of L150,000 and the estimated amount of unpaid corporation tax referred to above and pay the sum deducted into a designated joint deposit account in the names of the Vendors' solicitors and the Purchasers' solicitors ("the Deposit");

5.10.2 the Deposit shall be released to the Vendor as soon as possible after the amount of the Claim is resolved in accordance with the Deed of Tax Covenant or this Agreement, or otherwise PROVIDED THAT to the extent that the Claim gives rise to a liability on the Vendor to make a payment for breach of the Tax Warranties or pursuant to the Deed of Tax Covenant that amount shall be released to the Purchaser from the joint deposit account and only the balance (if any) shall be released to the Vendor;

5.10.3 interest accruing on the Deposit (after payment of bank charges and any deduction of tax) shall follow the principal in accordance with Clause 5.10.2;

5.10.4 for the avoidance of doubt, any sum not deducted from the Deferred Consideration with this Clause 5.10 shall be paid when due to the Vendor in accordance with Clause 3.1 of this Agreement; and

5.10.5 the Vendor and the Purchaser hereby agree to instruct their respective solicitors to give effect to the provisions of Clauses 5.10.1 to 5.10.4

5.11 The parties agree that any claims under the Warranties and/or the Deed of Tax Covenant shall (save in the case of fraud) be limited in accordance with the provisions of Schedule 4.

6.      RESTRICTIVE COVENANTS

6.1 The Vendor undertakes (for itself and as agent for each member of the Vendor Group) with the Purchaser that, except with the consent in writing of the Purchaser but subject to the proviso that none of the covenants contained in this clause 6.1 shall prevent or restrict the Vendor or any member of the Vendor's Group at the date hereof from carrying on business in the manner in which that company has hitherto carried on business the Vendor will not and will procure that no member of the Vendor Group shall, for a period of two years from the Completion Date:

        6.1.1 either on its` own account or for or on behalf of or through or in conjunction, association or by arrangement with any person whether for its own benefit or that of others, directly or indirectly, carry on or be engaged, concerned or interested in or in the carrying on of the Restricted Business in the United Kingdom save:-

               (a) as the holder for investment purposes only of not more than 3% of any class of shares or stock in a company where such shares or stock are quoted or dealt in on a recognised investment exchange.

               (b) subject always to the provisions of clause 6.5 below where the Vendor or Vendor Group has acquired a company or business which has as an incidental part of its operations the Restricted Business, and for the purposes of this clause "incidental part" shall mean a company or business whose turnover in respect of the Restricted Business is not greater than 10% (ten per cent) of that company's or business' turnover as a whole;

        6.1.2 either on its own account or for or on behalf of or through or in conjunction, association or by arrangement with any person whether for its own benefit or that of others, directly or indirectly in relation to the Restricted Business solicit, canvass or approach any person who, at any time during the 12 months prior to the Completion Date it has actual knowledge was provided with goods or services by any Group Company for the purpose of offering to that person goods or services similar to those with which he was so provided or otherwise to entice away the custom or business of that person from any Group Company;

        6.1.3 either on its own account or for or on behalf of or through or in conjunction, association or by arrangement with any person, whether for its own benefit or that of others, directly or indirectly supply to any person specified in clause 6.1.2 goods or services similar to those with which such person was so provided by either Group Company at any time during the 12 months prior to the Completion Date;

        6.1.4 either on its own account or for or on behalf of or through or in conjunction, association or by arrangement with any person, whether for its own benefit or that of others, directly or indirectly, solicit or entice away or endeavour to entice away from any Group Company or offer to employ or offer to conclude any contract for services with any person whom it knows to have been a director, manager, consultant or employee of any Group Company at any time during the 12 months prior to the Completion Date (whether or not such persons would commit any breach of contract by reason of his leaving service);

        6.1.5 either on its own account or for or on behalf of or through or in conjunction, association or by arrangement with any person whether for its own benefit of that of others, directly or indirectly, employ or conclude any contract for services with any person whom it knows to have been a director, manager, consultant or employee of any Group Company at any time during the 12 months preceding the Completion Date.

6.2 The Vendor undertakes with the Purchaser (for itself and as trustee for each Group Company) that, except with the prior consent in writing of the Purchaser:

        6.2.1 it will not and will procure that no member of the Vendor Group shall wilfully use to the detriment of any Group Company or disclose divulge or communicate directly or indirectly to any person any secret or confidential knowledge or information relating to the business, transactions, products or affairs of any Group Company (including but not limited to operations, processes, plans, inventions, product information, know-how, design rights, trade secrets, software, market opportunities, customers and business affairs) or supply or disclose to any person details of any contracts or negotiations to which any Group Company is a party or of any tenders offers or proposals submitted or to be submitted by any Group Company in connection with its business and of which it has knowledge at Completion except as authorised in writing by any Group Company or a Court of competent jurisdiction or otherwise required by law or any applicable regulatory authority;

        6.2.2 it will not and will procure that no member of the Vendor Group shall at any time hereafter in relation to any trade, business, firm, company or organisation use a name (whether registered or not) or any trade mark or design the same as or confusingly similar to any name or trade mark of any Group Company in use at Completion.

6.3 Each of the covenants contained in clauses 6.1 and 6.2 shall be deemed to be separate covenants and independent of each other.

6.4 While the parties hereto consider that the covenants contained in clauses 6.1 and 6.2 are reasonable as between themselves their respective interests and the public interests in all the circumstances in which this Agreement will operate in order to protect the interests of the Purchaser, it is agreed by and between the parties that if any such restrictions shall be adjudged by a Court of competent jurisdiction to be void or unenforceable but would be valid and enforceable if deleted in part or reduced in application, such restrictions shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

6.5 Where the Vendor or any member of the Vendor Group has acquired a company or business whose turnover is in excess of 10% (ten per cent) as referred to in clause 6.1 (b) above the Vendor shall, and shall procure that the relevant member of the Vendor Group shall use all reasonable endeavours to sell or cease to trade that part of the business referable to the Restricted Business carried on by that company or business within six months of the date of the purchase by the Vendor or the relevant member of the Vendor Group of that company or business as the case may be.

7.      GENERAL

7.1 Each of the parties undertakes that no announcement of any kind shall be made in respect of the subject matter of this Agreement unless specifically agreed between the parties or an announcement is required by law or any applicable regulatory authority.

7.2 This Agreement shall be binding upon and enure for the benefit of each party's successors in title, but, except as expressly provided herein, none of the rights of the parties under this Agreement or the Warranties may be assigned or transferred.

7.3     (a)    None of the parties shall be entitled to assign their rights or obligations under this Agreement except that the Purchaser may assign its rights and obligations hereunder to any other company
               (incorporated in the United Kingdom) which is a member of the same group of companies as the Purchaser or to the Governor and Company of the Bank of Scotland or such other person providing funding to the Purchaser for the purposes of the Consideration which has been notified to the Vendor prior to signature of this Agreement.

        (b) Any assignment made pursuant to clause 7.3(a) shall have effect only:-

               (i) in the case of an assignment to a member of the same group of companies as the Purchaser for so long as the assignee remains a member of such group; and

               (ii) in relation to the Governor and Company of the Bank of
                    Scotland or any other person providing funding to the Purchaser for the purposes of payment of the Consideration for so long as any such funding remains outstanding in whole or in part;

               and upon cessation in either case the Purchaser shall procure that the assignee shall reassign such rights and obligations to the original assignor.

7.4     (a)    All expenses incurred by or on behalf of the parties, including all fees of agents,
               representatives, solicitors, accountants and actuaries employed by any of them in connection with the negotiation, preparation or execution or this Agreement shall be borne solely by the party who incurred the liability and no member of the Group shall have any liability in respect of them.

        (b) All stamp duty payable upon the transfer of the Sale Shares hereunder shall be borne by the Purchaser.

7.5     (a)    This Agreement (together with any documents referred to herein or executed in connection herewith) constitutes the whole agreement between the parties hereto and supersedes any previous agreements or arrangements between them relating to the subject matter contained herein.

        (b) Each party acknowledges that in entering into this Agreement it has not relied on any undertaking, representation, warranty, collateral contract or other assurance (except as set out in this Agreement) made by or on behalf of any other party before the signature of this Agreement. None of the parties shall have any rights or remedies in respect of any such undertaking representation warranty, collateral contract or other assurance except in the case of fraud.

7.6. No variations to this Agreement shall be effective unless made in writing and executed by or on behalf of the Vendor and the Purchaser.

7.7 All of the provisions of this Agreement, except in so far as they set out obligations which have been fully performed at Completion, shall remain in full force and effect notwithstanding Completion or any other event or matter whatsoever, and shall not be deemed to be waived or released except by a specific and duly authorised written waiver or release by the Purchaser.

7.8 At any time after the date hereof the Vendor shall at the request and cost of the Purchaser execute such documents and do such acts and things as the Purchaser may reasonably require for the purpose of vesting the Sale Shares in the Purchaser or its nominee and giving to the Purchaser the full benefit of all the provisions of this Agreement or any agreement referred to herein or executed in connection herewith.

7.9 If any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected.

7.10 This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

8.      LAW AND JURISDICTION

8.1 This Agreement shall be governed by English law and the parties shall submit to the exclusive jurisdiction of the English Courts.

9.      NOTICES

9.1 All notices, claims, demands or proceedings served by the parties with respect to this Agreement shall be in writing and may be delivered by hand or facsimile transmission or sent by pre-paid first class recorded delivery post to the address of the addressee as set out in this Agreement, or to such other address as the addressee may from time to time have notified for the purpose of this clause and shall be deemed to have been received:

        9.1.1 if sent by first class post 2 business days after posting exclusive of the day of posting;

        9.1.2  if delivered by hand on the day of delivery.

9.2     In proving service:

        9.2.1 by delivery by hand it shall be necessary only to produce a receipt for the communication signed by or on behalf of the addressee;

        9.2.2 by post it shall be necessary only to prove that the communication was contained in an envelope which was duly addressed and posted in accordance with this clause.

10      GUARANTEE

10.1 The Guarantor hereby irrevocably and unconditionally guarantees to the Purchaser as primary obligor and not merely as surety full prompt and complete performance by the Vendor of all obligations on its part herein contained and the payment of all sums due to the Purchaser or any Group Company (as the case may be) by the Vendor pursuant to this Agreement and shall on default by the Vendor of any of its obligations pursuant to this Agreement procure the performance of the Vendor of such obligations or pay to the Purchaser or any Group Company (as applicable) all amounts owed by the Vendor to any such company pursuant to this Agreement. More than one demand may be made by the Purchaser pursuant to this clause.

10.2 The foregoing guarantee is a continuing guarantee and shall remain in full force until all the obligations of the Vendor hereunder shall have been satisfied and all sums due hereunder to the Purchaser or any Group Company (as the case maybe) shall have been paid.

10.3 Any settlement or discharge by the Purchaser of the Guarantor's obligations under this clause shall be deemed to be given or made on condition that it shall be of no effect if the assurance security or payment on the faith of which it was made shall thereafter be avoided by virtue of any statutory provision in relation to administration, bankruptcy, winding-up, insolvency or liquidation so that at any time after such avoidance the Purchaser shall be entitled to exercise its rights under this Clause as if no such settlement or discharge had been made.

10.4 The obligations of the Guarantor under this Clause shall not be discharged, impaired, reduced or otherwise affected by any act omission matter or thing which but for this provision might operate to release or otherwise exonerate the Guarantor from such obligations or to dismiss such obligations including without limitation and whether or not known to the Purchaser:-

        10.4.1 any time or other indulgence given or agreed to be given to or composition with the Vendor or any other person; or

        10.4.2 the taking variation compromise renewal or release of or refusal or neglect to perfect or enforce any right remedies or securities against the Vendor or any other person; or

        10.4.3 any legal limitations disability incapacity or other circumstances relating to the Vendor or any other person or any amendment to or variation of the terms of this Agreement or any other document or security; or

        10.4.4 any irregularity unenforceability or invalidity of any obligations of the Vendor or any other person under this Agreement or any security or document to the intent that the Guarantor's obligations under this Clause shall remain in full force and be construed accordingly as if there were no such irregularity unenforceability or invalidity.

10.5 The Guarantor waives any right it may have for first requiring the Purchaser to proceed against or enforce any guarantee or security of or claim payment from the Vendor before claiming under this Clause. Further, the Purchaser may release or discharge any party from this guarantee or accept any composition from or make any arrangements with any of them without releasing or discharging any other party.

10.6 Until all sums owing to the Purchaser or any Group Company (as the case maybe) by the Vendor under this Agreement have been paid in full the Guarantor shall not:-

        10.6.1 exercise in respect of any amount previously paid by it under this Clause any right of subrogation or any other right or remedy which it may have in respect thereof;

        10.6.2 claim payment of any other monies for the time being due to it from the Vendor or exercise any other right or remedy which it may have in respect thereof; or

        10.6.3 prove in the event of the liquidation of the Vendor in competition with the Purchaser or any Group Company for any monies owing to it by the Vendor on any account whatsoever.

AS WITNESS the hands of the parties or their duly authorised representatives have executed this

Agreement as a deed the day and year first before written.

                                               SCHEDULE 1

                                      Hammer Distribution Limited

Company Name:                   Hammer Distribution Limited
Company Number:                 2640532
Date of Incorporation:          23rd August 1991

Share Capital:

        authorised              500,000 ordinary L1
        issued                  11,875 ordinary L1

Registered Office:              4 Colonial Business Park, Colonial Way
                                Watford, Hertfordshire WD2 4PR

Directors:                      Terence William Burt
                                Steven John Easterbrook
                                Kenneth Jack Newell
                                Paul Sangster

Secretary:                      Michelle Jay Palmer

Shareholders and Number
of Shares:                   4Front Group UK Limited - 11,875 Ordinary L1 shares

Latest Accounts on file at Companies House: 31st January 1998

                                V2 Electronics Limited

Company Name:                   V2 Electronics Limited
Company Number:                 03295088
Date of Incorporation:          20th December 1996

Share Capital:

        authorised              1000 ordinary L1
        issued                  2 ordinary L1

Registered Office:              4 Colonial Business Park, Colonial Way
                                Watford, Hertfordshire WD2 4PR

Directors:                      Terence William Burt
                                Kenneth Jack Newell

Secretary:                      Michelle Jay Palmer

Shareholders and Number
of Shares:                   4Front Group UK Limited - 2 Ordinary L1 shares
Latest Accounts on file at Companies House: 31st January 1998

                                               SCHEDULE 2

                                               Warranties

1.      INFORMATION

        General Information

1.1 The information in Schedule 1 relating to the Group Companies is true, complete and accurate in all respects.

1.2 There are no subsidiaries or subsidiary undertakings of the Company and during the period of the Vendor Group's ownership of the Company, the Company has not previously had any other subsidiary or subsidiary undertaking.

1.3 The Sale Shares constitute the whole of the issued and allotted share capital of each of the Group Companies.

1.4 There is no pledge, lien or other encumbrance on, over or affecting the Sale Shares or any of them and there is no agreement or arrangement to give or create any such encumbrance and no claim has been made during the Vendor Group's ownership of the Company by any person to be entitled to any of the foregoing.

2.      POWER TO CONTRACT

        Power of the Vendor

2.1 The Vendor has and will have full power and authority to enter into and perform this Agreement and the Deed of Tax Covenant which constitute or when executed will constitute binding obligations on it in accordance with their respective terms.

2.2 The Vendor will be entitled to transfer the full legal and beneficial ownership of the Sale Shares to the Purchaser on the terms of this Agreement without the consent of any third party.

3.      ACCOUNTS

        The Last Accounts

3.1 The Last Accounts were prepared in accordance with the historical cost convention; and the bases and policies of accounting adopted for the purpose of preparing the Last Accounts are the same as those adopted in preparing the audited accounts of the Company in respect of the three last preceding accounting periods.

3.2     The Last Accounts:

        3.2.1 give a true and fair view of the assets and liabilities of the Company at the Last Accounts Date and its profits for the financial period ended on that date;

        3.2.2 comply with the requirements of the Companies Acts and other relevant statutes;

        3.2.3 comply with all current SSAPs and FRSs applicable to a United Kingdom company; 3.2.4 are not affected by any extraordinary, exceptional or non recurring item;

        Deferred Taxation

3.3 Where provision for deferred taxation is not made in the Last Accounts, full details of the amounts of such deferred taxation have been disclosed in the Disclosure Letter.

4.      CORPORATE MATTERS

        Options

4.1 Except as required by this Agreement neither the Vendor nor the Vendor's Directors have caused the Company to enter into any agreements or arrangements which provide for the present or future issue, allotment or transfer of or grant to any person the right (whether conditional or otherwise) to call for the issue, allotment or transfer of any share or loan capital of the Company (including any option or right of pre-emption or conversion).

        Memorandum and Articles of Association, Statutory Books and Resolutions

4.2 The copy of the memorandum and articles of association of the Company attached to the Disclosure Letter is accurate and complete in all respects and has embodied in it or annexed to it a copy of every such resolution as is referred to in CA s 380.

4.3 The register of members and other statutory books of the Company have been properly kept and contain an accurate and complete record of the matters with which they should deal and no notice or allegation that any of the foregoing is incorrect or should be rectified has been received by the Vendor or so far as the Vendor is aware by the Company.

        Documents Filed

4.4 So far as the Vendor is aware all returns, particulars, resolutions and documents required by the Companies Act or any other legislation to be filed with the Registrar of Companies, or any other authority, in respect of the Company since the Vendor Group became beneficially entitled to the Sale Shares or any of them have been duly filed and were correct; in all material respects and due compliance has been made with all the provisions of the Companies Act and other legal requirements in connection with the allotment or issue of shares, debentures and other securities, the payment of dividends and the conduct of its business since that date.

        Possession of Documents
        Investigations

4.5 So far as the Vendor is aware the Company has received no written notice that there are any investigations or enquiries by, or on behalf of, any governmental or other body in respect of the affairs of the Company pending or in existence.

5.      TAXATION

        General
        Notices and returns

5.1 All notices, returns, computations and registrations of the Company for the purposes of Taxation have been made punctually on a proper basis and are correct in all material respects and none of them is, or so far as the Vendor is aware is likely to be, the subject of any dispute with the Inland Revenue, H.M. Customs and Excise or any other fiscal authority.

        Payment of tax due

5.2 All Taxation which the Company is liable to pay prior to Completion has been or will be so paid prior to Completion.

        Penalties or interest on tax

5.3 The Company has not since 31st January 1996 become liable to pay any penalty, fine or interest charged by virtue of the provisions of the TMA or any other Taxation Statute.

        No back duty investigation

5.4 Since 31st January 1996 the Company has not been the subject of a discovery, audit or investigation by the Inland Revenue other than a routine investigation or discovery and so far as the Vendor is aware there are no facts which are likely to cause a discovery, audit or investigation to be made.

        Tax provision

5.5 Full provision or reserve has been made in the Last Accounts for all Taxation assessed or liable to be assessed on the Company or for which it is accountable in respect of income, profits or gains earned, accrued or received on or before the Last Accounts Date, including distributions made down to such date or provided for in the Last Accounts other than in connection with VAT and PAYE.

        Concessions and arrangements

5.6 The amount of Taxation chargeable on the Company during any accounting period beginning on or after 1 February 1996 has not depended on any concessions, agreements or other arrangements with any revenue authority including (but without limitation) the Inland Revenue other than in connection with VAT and PAYE.

        Anti-avoidance provisions

5.7 Neither the Vendor nor the Vendor's Directors have caused the Company to enter into or be a party within the period of six years ending on the date hereof to any scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of or the reduction in liability to Taxation.

        Transactions requiring clearance

5.8 Since 31st January 1996 the Company has not been a party to or otherwise involved in any transaction, scheme or arrangement to which any of the following provisions have been or could be applied, namely, ss 703 to 709 inclusive and s 776 ICTA 1988, ss 135 to 139 TCGA, and s 75 CAA other than transactions in respect of which all necessary consents or clearances have been obtained on the basis of full and accurate disclosure to the Inland Revenue of all relevant material facts and considerations where such transactions have been carried into effect only in accordance with the terms of the relevant consent or clearance.

        Calculation of taxation liability

5.9 The Company has sufficient records relating to past events which occurred at any time after the Vendor Group became the beneficial owner of the Sale Shares or any of them to permit accurate calculation of the Taxation liability or relief which would arise upon a disposal or realisation on Completion of each capital asset owned by the Company at Completion.

        Claims and disclaimers

5.11 The Company has duly submitted all claims and disclaimers the making of which has been assumed for the purposes of the Last Accounts.

        Corporation tax
        Base values and acquisition costs

5.11 If each of the capital assets of the Company acquired after 31 January 1996 was disposed of on the date hereof for a consideration equal to the book value of that asset in, or adopted for the purposes of, the Last Accounts or, in the case of assets acquired since the Last Accounts Date, equal to the consideration given upon its acquisition, no liability to corporation tax on chargeable gains or balancing charges under the CAA would arise and for the purpose of determining the liability to corporation tax on chargeable gains there shall be disregarded any relief and allowances available to the Company other than amounts falling to be deducted under s 38 of the TCGA and any appropriate indexation allowance.

        Non-deductible payments

5.12 Since the Last Accounts Date no rents, interest, annual payments or other sums of an income nature paid or payable by the Company or which the Company is under an existing obligation to pay in the future are or may be wholly or partially disallowable as deductions management expenses or charges in computing profits for the purposes of corporation tax by reason of the provisions of ss 74, 79, 125, 338, 339, 779 to 784 inclusive, 787 or 788

        ICTA 1988 or any other statutory provision or otherwise save for business entertaining expenses within the meaning of ICTA S577.

        Payments to directors, officers or employees

5.13 The Company has not made or agreed to make any payment to or provided any benefit for any present or former director, officer or employee of the Company, whether as compensation for loss of office, termination of employment or otherwise, which is not allowable as a deduction in calculating the profits of the Company for Taxation purposes since the Last Accounts Date.

        Sales at under-value or over-value

5.14 Since the Last Accounts Date the Company has not been a party to any sale or other disposal of an asset either at an under-value or an over-value for the purposes of s 770 ICTA 1988 so that the provisions of such section have been or may be applied.

        Transactions not at arm's length

5.15 Since 31st January 1996 the Company has not disposed of or acquired any asset in circumstances falling within s 17 of the TCGA and no allowable loss has accrued to the Company to which s 18(3) TCGA will apply since 31 January 1996.

        Corporation tax - groups of companies
        Group Relief

5.16.1 Any claims by the Company for group relief (as defined by S.402 ICTA) were when made and are now valid and have been allowed by way of relief from corporation tax;

5.16.2 The Company has not made nor is liable to make any payment under any arrangement or agreement save in consideration for the surrender of group relief allowable to the Company by way of relief from corporation tax; and

5.16.3 The Company has received all payments due to it under any arrangement or agreement for any surrender of group relief made by it and the payments are not liable to be refunded in whole or in part.

5.17    Surrender of advance corporation tax

        5.17.1 The Company has not paid nor so far as the Vendor is aware is liable to pay for the benefit of any advance corporation tax which is or may become incapable of set-off against the Company's liability to corporation tax; and

        5.17.2 The Company has received all payments due to it under any arrangement or agreement for any surrender of advance corporation tax made by it and the payments are not liable to be refunded in whole or in part.

        Acquisitions from group members

5.18 The Company does not own any asset which was acquired since 31 January 1996 from any company which was, at the time of acquisition, a member of the same group of companies (as defined in s 170 TCGA) as the Company by virtue of s 173 TCGA.

        Leaving the group

5.19 The execution or completion of this agreement will not result in any profit or gain being deemed to accrue to the Company for Taxation purposes pursuant to s 179 TCGA.

        Value added tax
        VAT groups

5.20 The Company is not and has not been for VAT purposes a member of any group of companies other than the Group.

        Stamp duty and capital duty
        Payment of stamp duty and stamp duty reserve tax

5.21 All stampable documents (other than those which have ceased to have any legal effect or which the Company may not be interested in enforcing) to which the Company is a party have been duly stamped.

6.      FINANCE

        Capital Commitments

6.1 Since the Last Accounts Date neither the Vendor nor the Vendor's Directors have caused the Company to make or agree to make any capital expenditure, or incur or agreed to incur any capital commitments or dispose of or realise any capital assets or any interest therein.

6.2 So far as the Vendor is aware the Company has not outstanding, nor has agreed to create or issue, any loan capital; nor has it factored any of its debts, or engaged in financing of a type which would not require to be shown or reflected in the Last Accounts, or borrowed any money which it has not repaid, save for borrowings not exceeding the amounts shown in the Last Accounts.

        Loans by and Debts Due to the Company

6.3 Neither the Vendor nor the Vendor's Directors have caused the Company to lend any money which has not been repaid to it, or to own the benefit of any debt (whether or not due for payment), other than debts which have arisen in the ordinary course of its business or to make any loan or quasi-loan contrary to the Companies Acts.

        Liabilities

6.4 So far as the Vendor is aware there are no liabilities (including contingent liabilities) which are outstanding on the part of the Company other than those liabilities disclosed in the Last Accounts or incurred in the ordinary and proper course of trading since the Last Accounts Date.

6.5 So far as the Vendor is aware there has been no exercise, purported exercise or claim for any charge, lien, encumbrance or equity over any of the fixed assets of the Company; and there is no dispute directly or indirectly relating to any of its fixed assets.

        Bank Accounts

6.6 Details of the bank accounts of the Company are set out in the Disclosure Letter and the credit and debit balances on the Company's bank accounts as at the latest practicable date (but in any event at the date no more than three days) before Completion attached to the Disclosure Letter are correct.

        Facilities

6.7 In relation to all debentures, acceptance credits, overdrafts, loans or other financial facilities outstanding or available which the Vendor or the Vendor's Directors have caused the Company to enter into (referred to in this paragraph as "facilities"):

        6.7.1 the Disclosure Letter sets out full details of, and there are attached to it accurate copies of all documents relating to, the facilities;

        6.7.2 there has been no material contravention of or material non-compliance with any provision of any of those documents and no steps for the early repayment of any indebtedness have been taken or threatened;

        6.7.3 none of the facilities is dependent on the guarantee or indemnity of or any security provided by a third party.

        Government Grants

6.8 Neither the Vendor nor the Vendor's Directors have caused the Company to apply for or receive from any governmental department or agency or any local or other authority any grant, subsidy or financial assistance.

        Options, Guarantees etc

6.9 The Company is not responsible for the indebtedness of any member of the Vendor Group and in particular, the Company is not a party to any option or pre-emption right or a party to any guarantee or suretyship or any other obligation (whatever called) to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities or the purchase of assets or services or otherwise) for the payment of, or as an indemnity against the consequences of default in the payment of, any indebtedness of any member of the Vendor Group.

6.10 So far as the Vendor is aware there are no charges in favour of the Company and none of the Company's assets or undertaking are subject to any charge.

        Dividends and Distributions

6.11 Since the Last Accounts Date no dividend or other distribution (as defined in ICTA 1988 Part VI Ch II as extended by ICTA 1988 s.418) has been or is treated as having been declared, made or paid by the Company.

7.      TRADING

        Vendor's Other Interests and Liabilities to the Company

7.1 Neither the Vendor nor any member of the Vendor Group has any rights or interests, directly or indirectly, in any business other than those now carried on by the Company which are competitive with the businesses of the Company.

7.2 There is no outstanding indebtedness of the Vendor or any member of the Vendor Group to the Company.

        Effect of Sale of Shares

7.3 The Vendor (having made no enquiries) has no knowledge, information or belief that after Completion (whether by reason of an existing agreement or arrangement or otherwise) or as a result of the proposed acquisition of the Company by the Purchaser:

        7.3.1 any supplier of the Company will cease or be entitled to cease supplying it or may substantially reduce its supplies to it;

        7.3.2 any customer of the Company will cease or be entitled to cease to deal with it or may substantially reduce its existing level of business with it;

        7.3.3 the Company will lose the benefit of any right or privilege which it enjoys;

        7.3.4  any officer or senior employee of the Company will leave.

        Litigation, Disputes and Winding Up

7.4 So far as the Vendor is aware the Company is not engaged in any litigation or arbitration proceedings as plaintiff or defendant and; there are no proceedings pending or threatened either by or against the Company (other than in each case debt collectable by the company in the ordinary course of business).

7.5 There is no dispute with any Taxation Authority (as that expression is defined in the Deed of Tax Covenant) in the United Kingdom or elsewhere, in relation to the affairs of the Company (other than in respect of PAYE, NIC or VAT where so far as the Vendor is aware there is no such dispute) or, so far as the Vendor is aware, in relation to the affairs of or any person connected with the Company, and so far as the Vendor is aware there are no facts which may give rise to any dispute.

7.6 No order has been made or petition presented or resolution passed for the winding up of the Company; nor has any distress, execution or other process been levied in respect of the Company which remains undischarged; nor is there any unfulfilled or unsatisfied judgment or court order outstanding against the Company.

        Compliance with Statutes

7.7 So far as the Vendor is aware and whilst the Company has been owned by a member of the

        Vendor's Group the Company has not and none of the Vendor's Directors (during the course of their duties in relation to it) has, committed or omitted to do any act or thing the commission or omission of which is or could be in contravention of any act, order, regulation or the like (whether of the United Kingdom or elsewhere) giving rise to any fine, penalty, default proceedings or other liability on its part.

7.8 So far as the Vendor is aware and whilst the Company has been owned by a member of the Vendor's Group the Company has at all times conducted and is conducting its business in all respects in accordance with all applicable laws and regulations whether of the United Kingdom or elsewhere.

        Transactions Involving Directors

7.9 Neither the Vendor nor any of the Vendor's Directors have caused the Company to be a party to any transaction to which any of the provisions of CA s 317, s 320 or s 330 may apply.

        Powers of Attorney and Authority

7.10 Neither the Vendor nor any of the Vendor's Directors have caused the Company to give a power of attorney which remains in force and there are not outstanding any authorities (express or implied) by which any person may enter into any contract or commitment to do anything on behalf of the Company.

        Subsisting Contracts

7.11 Neither the Vendor nor the Vendor's Directors have caused the Company to be a party to any contract, transaction, agreement or liability which of an unusual or abnormal nature or outside the ordinary and proper course of business.

        Defaults Under Agreements by the Company

7.12 So far as the Vendor is aware the Company is not in default under any agreement of covenant to which it is a party or in respect of any other obligations or restrictions binding upon it.

7.13 So far as the Vendor is aware no threat or claim of default under any agreement, instrument or arrangement to which the Company is a party has been made and is outstanding against it.

        Other Party's Defaults

7.14 So far as the Vendor is aware no party to any agreement with or under an obligation to the Company is in default under it, being a default which would be material in the context of its financial or trading position.

        Guarantees and Indemnities

7.15 So far as the Vendor is aware there is not now outstanding in respect of the Company any guarantee, or agreement for indemnity or for suretyship, given by it or for its accommodation

        Trading since the Last Accounts Date

7.16 Since the Last Accounts Date the Company has not paid or incurred any management or other similar charges to the Vendor or any member of the Vendor Group.

        Pensions

8. The Company is under no legal obligation to provide any "relevant benefits" (as defined by s612 ICTA) benefits in relation to the death, disability or retirement of any of its employees or directors or any of their dependants and no voluntary or ex-gratia payments in respect of pensions or disability benefits have been paid or are being paid by the Company.

9.      ASSETS

9.1 The Company owned at the Last Accounts Date and (except for current assets subsequently sold or realised in the ordinary course of business) so far as the Vendor is aware still owns all assets included in the Last Accounts (excluding the Properties) and to all assets acquired since the Last Accounts Date and not subsequently sold or realised as aforesaid.

9.2 Save as disclosed in the Last Accounts, so far as the Vendor is aware none of the property, assets, undertaking, goodwill or uncalled capital of the Company is subject to and the Company has not agreed to grant in respect of such property any option, charge, lien or encumbrance, or right of pre-emption.

        Insurance

9.3 All the stock-in-trade and the assets and undertakings of the Company of an insurable nature (excluding the Properties) are insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on the same business as that carried on by the Company.

9.4 The Company is now adequately covered against accident, damage, injury third party loss (including product liability), loss of profits and other risks normally insured against by persons carrying on the same business.

9.5 No claim is outstanding under any of the Company's insurance policies and so far as the Vendor is aware no circumstances exist which are likely to give rise to such a claim.

        Intellectual Property Rights and Trade Secrets

9.6 So far as the Vendor is aware there are no Intellectual Property Rights used or required by the Company in connection with its business.

9.7 So far as the Vendor is aware the Company has not received any notification that it has infringed the Intellectual Property Rights of any other person and the business of the Company (and of any licensee under a licence granted by the Company) as carried on now or at any time in the past has infringed nor is likely to infringe any Intellectual Property Right of any other person (or would not do so if the same were valid) nor give rise to a liability to pay compensation pursuant to the Patents Act 1977 ss 40 and 41 or give rise to a liability to pay a royalty or like fee.

        Integrity of Computer Systems

9.8 So far as the Vendor is aware the Company has taken all reasonable precautions to preserve the availability, confidentiality and integrity of its computer systems.

9.9 The Vendor is not aware of any case where fraud has been committed against the Company by the use or abuse of its computer systems whether alone or in conjunction with any third party.

10.     PROPERTIES

        Title

        The Properties comprise all the properties owned, and occupied in connection with its business by the Company and the Vendor has not caused the Company to be in occupation of or have any rights over any freehold and leasehold properties other than that Properties

11.     ENVIRONMENTAL WARRANTIES

        During the period of the Vendor Group's ownership of the Company and so far as the Vendor is aware:-

11.1 (having made no enquiry of any environmental consultants) the Company has complied with all Environmental Laws in connection with the use or occupation of the Relevant Properties;

11.2 the Company has not incurred nor become subject to any civil or criminal liability under any Environmental Law;

11.3 none of the Relevant Properties has been the subject of any investigation or inspection under any Environmental Law other than merely routine inspections and to the best of the Vendor's knowledge no such investigation or inspection is pending, threatened or proposed;

11.4 the Company has received no notice of any civil, criminal or administrative claim, accusation, allegation, notice of violation, remediation notice, demand, cause of action, abatement or other order or notice (conditional or otherwise) in the relevant jurisdiction in which the Relevant Property is situated or the Company's business is conducted and no such notice has been made or brought against or served on the Company or so far as the Vendor is aware any director, secretary, manager or other similar officer (in his capacity as such) of the Company in relation to any Environmental Matters relating to the Company.

                                   SCHEDULE 3

                       Short particulars of the properties

Leasehold properties

Address

62 Tempus Business Centre, Kingsclere Road, Basingstoke, Hampshire RG21 2XG

63/64 Tempus Business Centre, Kingsclere Road, Basingstoke, Hampshire RG21 2XG

*Intec 1, Wade Road, Basingstoke

*Note - Agreement for Lease

                                   SCHEDULE 4

                          Vendor Protection Provisions

1. The Vendor shall have no liability for any claim for breach of the Warranties or the Deed of Tax Covenant unless notice in writing of such claim has been given to the Vendor:-

        1.1 On or before 30th November 2005 in respect of any claim for any breach of any of the Warranties contained in paragraph 5 of
               Schedule 2 of this Agreement or under the Deed of Tax Covenant;
               and

        1.2 On or before 31st May 2001 in respect of any other claim for breach of any of the other Warranties.

2. Any claim for breach of Warranties or under the Deed of Tax Covenant which has been made against the Vendor and which has not been previously satisfied settled or withdrawn shall be deemed to have been withdrawn and shall become fully barred and unenforceable on the expiry of the period of 6 months commencing on the date on which notice of the claim was given to the Vendor in accordance with paragraph 1 above, unless proceedings in respect of that claim shall have been issued and served on the Vendor prior to that time.

3.1 Save as set out in paragraphs 3.2 and 3.3 below the Vendor shall have no liability whatsoever in respect of any claim for breach of the Warranties or under the Deed of Tax Covenant unless and until the amount that would otherwise be recoverable from the Vendor in respect of that claim, when aggregated with any other amounts so recoverable in respect of other claims exceeds L50,000 and in the event that the aggregate amount exceeds L50,000 the Vendor shall be liable for the whole amount of such claims and not merely the excess. Individual claims of L2,500 or less shall not count towards the calculation of such aggregate amount save where a series of claims arise out of a single event, circumstance, act or omission or out of a repetition of a single event circumstance act or omission in which case such repeated claims shall be treated as a single claim.

3.2 In the case of any claim for a breach of the Warranties relating to Taxation or under the Deed of Tax Covenant in each case arising out of the circumstances described in clause 5.10 the Vendor shall have no liability whatsoever in respect of such claim unless and until the amount that would otherwise be recoverable by the Vendor in respect of such claim when aggregated with all other claims arising out of the circumstances provided for in clause 5.10 exceeds L25,000 and in the event that such aggregate exceeds L25,000 the Vendor shall be liable for the whole amount of such claims and not merely the excess.

3.3 Any claims under paragraph 3.2 and any other losses relating to the Warranties relating to Taxation or under the Tax Covenant which are less than L25,000 shall nevertheless be brought into the overall calculation of claims under paragraph 3.1 above.

4. The aggregate liability of the Vendor in respect of all claims for breach of the Warranties and under the Deed of Tax Covenant shall not exceed L5,192,500.

5. The Vendor shall have no liability whatsoever in respect of any claim pursuant to the Warranties to the extent that the matter giving rise to the claim would not have arisen but for the passing of, or any change in, after the date of this Agreement any law, rule, regulation, interpretation of the law or administrative practice of any government, governmental department, agency or regulatory body or any increase in the rates of Taxation or any imposition of Taxation, in any such case not actually or prospectively in force at the date of this Agreement;

6. The Vendor shall not be liable in respect of any claim pursuant to the Warranties to the extent that:-

        6.1.1  specific provision or reserve thereof is made in the Last
               Accounts;

        6.1.2 a claim arises or is increased by reason of any failure of the Purchaser or a Group Company to mitigate any loss;

        6.1.3 a claim arises or is increased as a result of any matter or thing done or omitted to be done by the Vendor at the request of or with the approval or acquiescence of the Purchaser (before or after Completion) or a Group Company (after Completion);

        6.1.4 a claim arises or is increased as a result of an act or omission after Completion by or on behalf of the Purchaser or by or on behalf of a Group Company otherwise than in the ordinary course of business as it is carried on at the date of this Agreement or pursuant to a legally binding commitment entered into in the ordinary course of the relevant Group Company's business and created before Completion by or on behalf of a Group Company;

        6.1.5 a claim arises or is increased as a result of any changes after Completion to the accounting reference date of a Group Company or in the accounting bases, policies or methods used by the Purchaser or a Group Company whether or not as a consequence of any change in standard accounting practice;

        6.1.6 a claim arises or is increased as a result of any reorganisation or change in ownership of the Purchaser or a Group Company after Completion;

        6.1.7 the Purchaser or a Group Company can make recovery from its insurers in respect thereof under policies of insurance in force at the date of this Agreement or would have been able to make recovery from its insurers in respect thereof if it had maintained in force the policies of insurance in fore at the date of this Agreement.

        6.1.8 a claim arises or is increased as a result of any admission of liability after the date of this Agreement by or on behalf of the Purchaser or a Group Company; and

        6.1.9 the net amount of any corresponding cash saving to the Purchaser or a Group Company resulting from the subject matter of the claim.

7. The Purchaser shall not be entitled to recover more than once in respect of any one matter giving rise to a claim pursuant to the Warranties to the extent that any loss has been recovered under the Deed of Tax Covenant or vice versa.

8. If the Vendor pays to the Purchaser an amount in respect of a claim pursuant to the Warranties and the Purchaser subsequently recovers from a third party an amount which is referable to the matter giving rise to the said claim then:

        8.1.1 if the amount paid by the Vendor in respect of the claim is more than the Sum Recovered (as defined in paragraph 8.2 below), the Purchaser or the relevant Group Company (as the case may be) shall as soon as reasonably practicable pay to the Vendor the Sum Recovered; and

        8.1.2 if the amount paid by the Vendor in respect of the claim is less than or equal to the Sum Recovered, the Purchaser or the relevant Group Company (as the case may be) shall as soon as reasonably practicable pay to the Vendor an amount equal to the amount paid by the Vendor.

8.2 For the purposes of paragraph 8 the "Sum Recovered" means an amount equal to the amount recovered from the third party plus any repayment supplement in respect of the amount recovered from the third party under section 825 ICTA plus any interest in respect of the amount recovered from the third party less all reasonable costs and expenses incurred by the Purchaser in recovering the amount from the third party.

9. If a claim is made or proceedings are brought against the Purchaser or any Group Company in respect of which the Vendor is or may become liable under the Warranties the Purchaser shall, and shall procure that the Company shall, (at the Vendor's cost and expense and subject to the Purchaser and the relevant Group Company being indemnified to its reasonable satisfaction in respect thereof) take such action and give such information and assistance in connection with their affairs as the Vendor may reasonably request to avoid, duplicate, resist, mitigate, compromise defend or appeal against such claim or proceedings and any adjudication with respect thereto including, if the Vendor so requires, instructing professional advisers nominated by the Vendor to act on behalf of the Purchaser and the relevant Group Company in accordance with the reasonable instructions of the Vendor so that the action is delegated entirely to the Vendor. The Purchaser shall not, and shall procure that the relevant Group Company shall not, (except with the prior written consent of the Vendors) accept, pay, compromise or make any admission in respect of any such claim or proceedings.

10. Any payment made by the Vendor to the Purchaser in respect of any claim pursuant to the Warranties shall be deemed to be a reduction in the consideration for the Sale Shares.

11. Any claim under the Warranties shall give rise only to a claim for damages and no right of recission shall be available to the Purchaser in respect thereof.

12. Where the Purchaser or any Group Company may be entitled to a right of reimbursement (including by way of indemnity) or to recover (whether by way of payment, discount, credit, set off, counterclaim or otherwise) from some other person any sum in respect of any matter giving rise to a claim under the Warranties then subject to:

        12.1 the Vendor obtaining (at the Vendor's cost and expense) a written opinion in the affirmative from a barrister of at least ten years relevant experience that the Purchaser and/or the Company has a bona-fide claim and a reasonable chance on the balance of probabilities of obtaining judgment in respect of such claim or claims against such third party; and

        12.2 the Vendor securing and indemnifying the Purchaser and/or the Company to their reasonable satisfaction from and against all losses, liabilities, costs and expenses the Purchaser and/or the Company may suffer in relation to such a claim or claims; and

        12.3 the Vendor agreeing that the time periods referred to in paragraph 2 of this Schedule 4 shall be suspended accordingly and shall not be deemed to have continued until such claim has been agreed in writing by the Vendor, the

               Purchaser and/or the Company and the relevant third party or in respect of such claim a judgment of the Supreme Court of England and Wales has been obtained and any time limit for any appeal has expired or such judgment is a final judgment with no further right of appeal;

        the Purchaser shall and shall procure that relevant Group Company shall undertake all necessary steps to enforce such recovery prior to taking action against the Vendor (other than to notify the Vendor of any claim against the Vendor) and if the Purchaser or the relevant Group Company shall recover any amount from such other person the amount of the claim against the Vendor shall be reduced by the amount recovered less all reasonable costs, expenses and charges incurred by the Purchaser and the relevant Group Company in recovering that sum from such other person.

        EXECUTED as a DEED by   )
        4FRONT GROUP UK LIMITED )
        acting by               ) .........................
                                  Director

                                  ...........................
                                  Director/Secretary

        EXECUTED as a DEED by   )
        4FRONT GROUP PLC        )
        acting by               ) .........................
                                  Director

                                  ...........................
                                  Director/Secretary

        EXECUTED as a DEED by   )
        BLAKEDEW 181 LIMITED    )
        acting by               ) .........................
                                  Director

                                  ...........................
                                  Director/Secretary